Exhibit 10.13

PROMISSORY NOTE

ENTERED INTO ON THIS 18TH DAY OF JULY, 2013 by and between Aegis Identity Software, Inc., (hereinafter referred to as “Borrower”), and Neighborhood Services, Inc., (hereinafter referred to as “Lender”).

The terms of this Agreement are as follows:

Lender agrees to lend Borrower the sum of FORTY THOUSAND DOLLARS ($40,000).

Borrower agrees to the following:

•	Interest rate on the loan will be at 9.5%.

•	This will be a short-term loan and will be due and payable BETWEEN 60 TO 90 DAYS of the date of this note but no later than October 19, 2013.

•	No penalty for early re-payment of loan.

Default.  If Borrower is in default of this loan, Borrower agrees to pay costs related to collection of this debt by Lender including legal fees.

General Matters.  This document shall be governed by the laws of the State of Colorado.  If any provision of this agreement is found to be unenforceable, this will not affect the enforceability of the remainder of this agreement.  This agreement may be modified or amended only as authorized by both parties.

BORROWER:

/s/ Ralph Armijo	7/18/2013
Ralph Armijo, Chief Executive Officer and President Aegis Identity Software, Inc.	Date

LENDER:

/s/ Richard Rivera	7/18/2013
Richard Rivera, MD, President Neighborhood Services, Inc.	Date